Prospectus Supplement dated November 19, 2004 to Prospectus Supplement dated October 25, 2004 (To Prospectus dated August 25, 2004)

$998,087,000 (APPROXIMATE)

CITIGROUP MORTGAGE LOAN TRUST, SERIES 2004-UST1
MORTGAGE PASS-THROUGH CERTIFICATES

CITIGROUP MORTGAGE LOAN TRUST INC.
DEPOSITOR

UST MORTGAGE COMPANY
MASTER SERVICER

          ------------------------------------------------------------

         The number "1.919%" appearing as the weighted average minimum mortgage rate for the Group V Mortgage Loans on page S-7 under "Summary of Prospectus Supplement" shall be replaced by the number 1.721%.

         The number "16.92%" appearing as the percentage of Group I Mortgage Loans that are balloon mortgage loans in the third full paragraph on page S-12 under "Risk Factors--Each of the Loan Groups contains some balloon mortgage loans" shall be replaced by the number 82.36%.

         The number "2.185%" appearing as the weighted average lifetime minimum mortgage rate for the Group IV Mortgage Loans in the fifth full paragraph on page S-26 under "The Mortgage Pool--Group IV Mortgage Loan Statistics" shall be replaced by the number 2.041%.

         The number "1.919%" appearing as the weighted average lifetime minimum mortgage rate for the Group V Mortgage Loans in the sixth full paragraph on page S-27 under "The Mortgage Pool--Group V Mortgage Loan Statistics" shall be replaced by the number 1.721%.

         The following shall replace the table entitled "Property Types of the Group II Mortgage Loans" on page II-10 under Annex II:

                  PROPERTY TYPES OF THE GROUP II MORTGAGE LOANS

                                                      % OF
                                                    AGGREGATE
                                    PRINCIPAL       PRINCIPAL
                                     BALANCE         BALANCE                  WEIGHTED   WEIGHTED
                      NUMBER OF  OUTSTANDING AS    OUTSTANDING     AVERAGE    AVERAGE    AVERAGE  WEIGHTED % OF
                      MORTGAGE   OF THE CUT-OFF     AS OF THE     PRINCIPAL   GROSS      ORIGINAL AVERAGE  INTEREST
    PROPERTY TYPE       LOANS         DATE        CUT-OFF DATE   BALANCE ($)  COUPON (%) LTV (%)    FICO   ONLY (%)
    -------------       -----         ----        ------------   -----------  ------------------    ----   --------
Cooperative..........    20     $ 10,713,508.45      20.54%    $  535,675.42  5.051%     41.02%      746    61.06%

Condominium..........     3        1,999,000.00       3.83        666,333.33  4.835      39.27       746   100.00

Single Family........    39       39,444,691.37      75.63      1,011,402.34  5.239      49.24       746    82.18
                         --     ---------------     ------

Total................    62     $ 52,157,199.82     100.00%    $  841,245.16  5.185%     47.17%      746    78.52%
                         ==     ===============     ======

            Capitalized terms used herein and not otherwise defined herein have the meanings assigned in the prospectus supplement dated October 25, 2004.


                          CITIGROUP GLOBAL MARKETS INC.

                                   UNDERWRITER